Exhibit 10.31
SCIENTIFIC ADVISORY PANEL AGREEMENT
THIS SCIENTIFIC ADVISORY PANEL AGREEMENT (the “Agreement”), dated as of _______________, by and between Myriant Technologies, LLC (the “Company”), a Delaware limited liability company with offices at 1 Pinehill Drive, Two Batterymarch Park, Suite 301, Quincy, Massachusetts 02169, and ________________ (the “Advisor”), with an address at ______________________.
WITNESSETH
     WHEREAS, the charter for which is attached as Charter Exhibit A, to advise the Board of Directors and management of the Company as to the technology, business, organizational development, policy and outreach related to proprietary cellulosic technology and patented microbial fermentation, including the strategy of commercializing biorefineries with biocatalysts that convert low-cost sugars into targeted, high value renewable biochemicals and biofuels, and make non-binding recommendations to the Board of Directors and management of the Company;
     WHEREAS, the Advisor has experience, capabilities and knowledge that qualify the Advisor to serve on the Scientific Advisory Panel; and
     WHEREAS, the Company seeks advisory services from the Advisor, and the Advisor seeks to provide such services to the Company under the terms and conditions contained herein.
     NOW, THEREFORE, in consideration of the Agreement set forth herein, the parties hereby agree as follows:
1. Appointment. The Company hereby appoints the Advisor to the Scientific Advisory Panel, and the Advisor hereby agrees to provide the services described herein.
2. Services. The Advisor shall provide advisory services to the Company, from time to time at the Company’s request, which advisory services may include, but shall not be limited to the following:
(a)	Consulting with the Company within the Advisor’s professional area of expertise;

(b)	Soliciting input from others within the Advisor’s professional area of expertise;

(c)	Exchanging strategic and business development ideas with the Company; and

(d)	Participating in Scientific Advisory Panel meetings, such meetings to take place at times and locations to be determined, and often in conjunction with the Board of Directors meetings;

     The 2010 Schedule is as follows:
     April 19th, University of Pennsylvania hosted by Professor Benkovic
     July 22nd, University of Illinois hosted by Professor Zhao
     October — UFRFI, hosted by Professor Ingram. Date has not been confirmed
     December 10th — Myriant Technologies, Date is tentative.
3. Term and Termination. This Agreement shall become effective on the date hereof and shall remain in force for a term of three (3) years. This Agreement shall be renewable for additional three (3) year terms, at the invitation of the Company and the acceptance of the Advisor. Furthermore, this Agreement may be terminated, in writing, by either the Company or the Advisor, at any time and for any reason.
4. Compensation. Upon execution of the Agreement, the Advisor will receive compensation of restricted stock having an initial value of Twenty Five Thousand Dollars (US $25,000) and every year thereafter during their term as long as the company is an LLC. Upon establishment of the proposed C-corporation as the parent of the Company, the annual stipend thereafter will consist of a value of Twenty Five Thousand Dollar (US $25,000) to be comprised of (a) sixty percent (60%) of equity in the parent company; and forty percent (40%) in cash. In addition, the Advisor shall receive Two Thousand Dollars ($2000) per meeting day for attendance at any of the Scientific Advisory Panel meetings.
5. Expenses. The Advisor shall be entitled to reimbursement from the Company for all reasonable out-of-pocket expenses incurred in connection with its services to the Scientific Advisory Panel, upon presentation to the Company of written documentation for such expenses.
6. Inventions. Advisor agrees to disclose in writing to the Company all inventions, improvements and other innovations related to the development and commercialization of biorefineries for the production of high-value bio-based chemicals and fuels from renewable feedstock through the use of its proprietary biocatalyst technology that Advisor may make or conceive in the course of serving a member of the Company’s Scientific Advisory Panel, if they are related to his or her scientific and business work for the Company and whether or not they are eligible for patent, copyright, trademark, trade secret or other legal protection (“Innovations”). Advisor hereby assigns all her rights in the Innovations to the Company. At the Company’s request and expense, during and after the period of Advisor’s consulting arrangements with the Company, Advisor agrees to assist and cooperate with the Company in all respects and will execute documents, and, subject to his or her reasonable availability, give testimony and take further acts requested by the Company to obtain for the Company, maintain and enforce patent, copyright, trademark, trade secrets and other legal protection for the Innovations.
7. Confidential Information. The Advisor acknowledges that the Advisor may be furnished or given access to certain non-public information of commercial or other value to the business in which the Company is engaged (the “Confidential Information”) during the term of this appointment. The Advisor further acknowledges that Confidential Information constitutes a proprietary right that the Company is entitled to protect. Accordingly, the Advisor agrees that during the term of this Agreement and thereafter until such time as all the Confidential Information becomes publicly known and made generally available through no action or inaction of the Advisor, the Advisor will keep in strict confidence the Confidential Information and shall not, without prior written consent of the Company in each instance, disclose, use or otherwise disseminate the Confidential Information, directly or indirectly, to any third party.
8. Indemnification. The Advisor shall have no obligations or liabilities, other than those identified in Sections 6 and 7 herein, for any actions or omissions taken as an Advisor. Any Advisor who is made, or threatened to be made, a party to any pending action or proceeding, whether civil, criminal, administrative or investigative, arising out of or related to the Advisor’s service on the Scientific Advisory Panel, shall be indemnified by the Company and the Company shall advance to the Advisor such related expenses incurred in defense of such action to the fullest extent permitted by applicable law. The Company shall make any indemnification payment, including any payment of defense costs, promptly after request by Advisor. For the purposes hereof, Advisor shall include such Advisor’s heirs and personal representatives. The Company further acknowledges that the foregoing indemnification is a material inducement for the Advisor to serve on the Scientific Advisory Panel and that the Advisor would not otherwise agree to serve on the Scientific Advisory Panel in the absence of this inducement. This Section 8 shall survive the termination of this Agreement.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date hereof.
Myriant Technologies, LLC

By:

[Advisor]

By: